Exhibit I

                                                                 2 April, 2002

EMBARGOED UNTIL 07:00 HOURS 2 April, 2002

          NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN
        PART IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA OR JAPAN

                            Recommended Cash Offer

                       by Schroder Salomon Smith Barney

                                 on behalf of

                            Shell Resources P.L.C.

                a wholly-owned member of the Royal Dutch/Shell

                              Group of Companies*

                                  to acquire

                              Enterprise Oil plc

1.   Introduction

     The Boards of Shell Resources and Enterprise today announce that they have reached agreement on the terms of a recommended cash offer, to be made by Schroder Salomon Smith Barney on behalf of Shell Resources, to acquire the whole of the issued and to be issued share capital of Enterprise.

2.   The Offer

     The Offer, which will be on the terms and subject to the conditions and further terms set out or referred to in Appendix I to this announcement and the further terms and conditions to be set out in the Offer Document and the Form of Acceptance, will be made on the basis set out below:

          for each Enterprise Share ..725 pence in cash

     The Offer values the entire issued and to be issued ordinary share capital of Enterprise at approximately (pound)3.5 billion, and inclusive of net debt as at 31 December, 2001 of (pound)0.8 billion, values the Company at (pound)4.3 billion (on the basis set out in Appendix II).

     The Offer price of 725 pence per Enterprise Share represents a premium of approximately 15 per cent. to the Closing Price of 629 pence per Enterprise Share on 27 March, 2002, the last business day prior to the date of this announcement. It

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     represents a premium of 45 per cent. to the Closing Price of 500 pence per
     Enterprise share on 7 January, 2002, the last business day prior to the announcement by Enterprise of an unsolicited approach from a third party.

     The consideration will be funded from existing Royal Dutch/Shell Group resources.

     The Offer will extend, subject to the terms and conditions to be set out in the Offer Document and Forms of Acceptance, to all Enterprise Shares unconditionally allotted or issued on the date on which the Offer is made and any further Enterprise Shares unconditionally allotted or issued (including existing shares that are delivered as a result of the exercise of options granted under the Enterprise Group Share Option Schemes) while the Offer remains open for acceptance (or such earlier date as Shell Resources may, subject to the City Code, decide).

     The Enterprise Shares which are the subject of the Offer will be acquired under the Offer fully paid and free from liens, equities, charges, encumbrances, rights of pre-emption and other third party rights or interests of any nature whatsoever and together with all rights now or hereafter attaching thereto, including the right to receive and retain in full all dividends and other distributions declared, made or paid after the date of this announcement but subject to the terms of the immediately following paragraph.

     Enterprise Shareholders on the register at the close of business on 15 February, 2002 will be entitled to receive and retain the final dividend of 5.35 pence per share declared by Enterprise on 5 February, 2002, which is to be paid on 31 May, 2002.

3. Background to the Recommendation of the Offer and Current Trading Statement for Enterprise

     On 5 February, 2002, Enterprise's recently appointed Chief Executive, Sam Laidlaw, outlined a new strategy for the group going forward. In this strategic overview, Sam Laidlaw expressed his belief in the role that independent E&P companies have to play in the industry and his confidence that Enterprise could deliver competitive shareholder returns. Delivering value for shareholders was the central goal and this would be pursued in a variety of ways, including unlocking existing value within the portfolio, seeking growth in new areas and restructuring the organisation to create a stronger culture of performance and reduced costs.

     Significant progress has already been achieved in a short time and the Board of Enterprise remains confident of the long-term attractions of this strategy.

     Trading in the current year is in line with the Board's expectations, with two specific updates in relation to exploration activities:

     o The Deep Mensa well (Enterprise 16.67 per cent. working interest, Shell operator), drilled in Mississippi Canyon Block 687 in the US Gulf of Mexico, has been temporarily suspended for technical reasons. The objectives of the well were not reached and the operator and partners are examining data from the well to determine whether to re-enter the well at a later date.

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     o    The Directors of Enterprise are delighted that ChevronTexaco, as operator, yesterday announced "a major discovery" at the Tahiti prospect (Enterprise 17 per cent. working interest) located at the Green Canyon Block 640, approximately 190 miles south west of New Orleans in the US Gulf of Mexico. The Tahiti #1 well is located in approximately 4,000 feet of water and was drilled to a depth of 28,411 feet. Results from the exploratory drilling indicate the presence of a high quality reservoir with total net pay of more than 400 feet. A further drilling programme, consisting of at least one sidetrack to the initial discovery well, will shortly commence to help assess the full potential of the discovery. Enterprise Shareholders will be kept informed as further drilling results become available over the next few weeks.

     Although Tahiti is a major discovery, its full value is uncertain at this stage and the Board of Enterprise considers that the Offer provides a means of realising a substantial amount of the inherent value in the existing portfolio and accelerates the delivery of shareholder returns.

     Accordingly, the Directors of Enterprise, who have been so advised by Rothschild and Morgan Stanley, consider the terms of the Offer to be fair and reasonable and intend unanimously to recommend Enterprise shareholders to accept the Offer. In providing advice to the Directors of Enterprise, Rothschild and Morgan Stanley have taken account of the commercial assessments of the Directors of Enterprise.

4.   Reasons for the Offer

     The Directors of the Offeror believe that the acquisition of Enterprise represents an attractive incremental transaction that secures for Shell a complementary portfolio of assets with strong operational fit and low risks to performance delivery:

     o Acquisition of the Enterprise portfolio will increase Shell's total hydrocarbon production by some 6 per cent. over 2001 levels; o It will also increase Shell's reserves by some 1.5 billion barrels of oil equivalent at a competitive acquisition cost of some $4 per boe for proved and probable reserves;

     o In the UK North Sea, Enterprise will add approximately 30 per cent. to Shell's current UK production and should provide strong support to its medium term production profile. It also increases the reserve base ensuring that Shell remains - in the longer term - one of the key players in this part of the North Sea. In particular, Enterprise will add to Shell's position in the Central North Sea and West of Shetland and bring scope for significant operational synergies (e.g. Nelson), technology application (e.g. Pierce) and economies of scale;

     o In Norway, Enterprise will increase Shell's Norwegian production by over 50 per cent. and support Shell's commitment to growth there. In particular it builds on Shell's recent Draugen acquisition and strengthens our exposure to mid-Norway - the key growth area on the Norwegian Continental Shelf. Opportunities to apply Shell's technological expertise (e.g. Norne) and gas commercialisation skills (e.g. Skarv area) are significant;

     o In Italy, Enterprise's portfolio provides Shell with a new country growth opportunity at a key stage in the development of both the Tempa Rossa and Val d'Agri regions and at a point when there remains significant scope to unlock

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          value through application of Shell's technology and development experience;

     o In Brazil, Enterprise's development operatorship builds on Shell's existing commitment to this key region and enhances Shell's holdings in high-potential deepwater blocks;

     o In Ireland, Corrib provides Shell with an operated gas supply position which leaves it well placed to become a key supplier into the growing Irish gas market;

     o And, finally, in both the Gulf of Mexico and in Morocco, Enterprise's assets represent attractive additions to existing Shell deepwater positions that can be easily integrated and offer some attractive exploration potential. Yesterday's announcement by ChevronTexaco of the results of the Tahiti #1 well is particularly encouraging for the potential of Enterprise's Gulf of Mexico acreage.

     The Directors of the Offeror estimate that the successful integration of Enterprise with Shell's existing operations will result in synergies of $300 million per year through a combination of operational efficiencies and cost reductions ($150 million), a disciplined choice of exploration prospects ($120 million) and capital expenditure savings ($30 million).

     Based on Shell's conservative reference conditions (including $16/bbl Brent), the Directors of the Offeror believe that the acquisition of Enterprise will be significantly accretive to cash flow from 2003. At the average oil price seen to date this year ($21/bbl Brent), and after annual amortisation of the acquisition premium, the acquisition is earnings accretive from 2003. At reference conditions and before premium amortisation, the acquisition is accretive to earnings from 2003; after premium amortisation the acquisition is mildly dilutive - less than 2 per cent. - to earnings. **

     Group ROACE will be within the targeted 13 to 15 per cent. range at reference conditions and (after inclusion of Pennzoil Quaker State) gearing is expected to be in the range 20 to 30 per cent.

     ** This statement should not be interpreted to mean that future earnings per share or cashflow of Royal Dutch or Shell Transport and Trading following the acquisition of Enterprise will necessarily match or exceed historical earnings per share or cashflow of Royal Dutch or Shell Transport and Trading.

5.   The Loan Note Alternative

     Enterprise Shareholders, other than certain overseas shareholders, who validly accept the Offer will be able to elect to receive Loan Notes, guaranteed by The Shell Petroleum Company Limited as to payment of principal and interest, instead of some or all of the cash consideration to which they would otherwise be entitled under the Offer. The Loan Note Alternative will be made available on the following basis:

          for every (pound)1 of cash consideration (pound)1 nominal of Loan
          Notes

     The issue of the Loan Notes will be conditional on the Offer becoming or being declared wholly unconditional and valid elections having been received by such time for at least (pound)5 million in nominal value of Loan Notes. If insufficient elections are

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     received, Enterprise Shareholders electing for the Loan Note Alternative will instead receive cash in accordance with the terms of the Offer.

     The Loan Notes will be unsecured and will be issued credited as fully paid in amounts and integral multiples of (pound)1 nominal value. Any fractional entitlements will be disregarded and not paid. No application will be made for the Loan Notes to be issued or dealt in or on any stock exchange but the Loan Notes will be freely transferable subject to certain restrictions to be set out in the instrument constituting the Loan Notes.

     The Loan Notes will bear interest, payable in arrear, up to but excluding the date of payment (less any applicable tax) in quarterly instalments on 31 March, 30 June, 30 September and 31 December in each year at a rate per annum determined by Shell Resources as being equal to 0.5 per cent. below LIBOR for three month sterling deposits. The first interest payment will be made on 30 June, 2002 in respect of the period from and including the first date of issue of the Loan Notes up to and including 30 June, 2002.

     The Loan Notes will be redeemable in whole or in part (subject, in the case of any redemption of part, to any conditions set out in the instrument constituting the Loan Notes) for cash at par (together with accrued interest (after deduction of tax)) at the option of the holder of the Loan Notes on 31 December, 2002 and on any subsequent interest payment date.

     On any interest payment date falling on or after 31 December, 2002, if 5 per cent. or less in nominal value of the Loan Notes issued or (pound)5 million or less in nominal value of Loan Notes remains outstanding, Shell Resources shall have the right on giving to the remaining holders of Loan Notes not less than 30 days' prior notice in writing to redeem all (but not part only) of the outstanding Loan Notes by payment of the nominal amount thereof together with accrued interest (after deduction of tax) up to but excluding the date of redemption.

     Any Loan Notes not previously redeemed or purchased will be redeemed at their principal amount on 30 June, 2007 together with accrued interest (after deduction of tax) up to but excluding the date of redemption.

     The Loan Note Alternative will remain open for acceptance as long as the Offer remains open for acceptance.

     The Loan Notes to be issued pursuant to the Loan Note Alternative have not been, and will not be, registered under the United States Securities Act of 1933 (as amended) or under any relevant securities laws of any state or other jurisdiction of the United States or the relevant securities laws of Japan, nor have clearances been, nor will they be, obtained from the securities commission or similar authority of any province or territory of Canada and no prospectus has been or will be filed, or registration made, under any securities law of any province or territory of Canada, nor has a prospectus in relation to the Loan Notes been, nor will one be, lodged with or registered by the Australian Securities and Investments Commission nor have any steps been taken, nor will any steps be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan or the Netherlands.

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     Accordingly, unless an exemption under such Act or securities laws is available, Loan Notes may not be offered, sold, re-sold or delivered, directly or indirectly, in, into or from the United States, Australia, Canada, Japan, or the Netherlands or any other jurisdiction in which an offer of Loan Notes would constitute a violation of relevant laws or require registration thereof, or to or for the account or benefit of any US Person or resident of Australia, Canada, Japan or the Netherlands.

6.   Information on the Enterprise Group

     Enterprise was formed in 1982 by the British Government to hold the offshore oil exploration and production interests of the British Gas Corporation and was subsequently floated in 1984. Enterprise is one of the leading oil and gas companies based in the UK, with average production in 2001 of 242,796 boepd. The company has 41 producing fields across the globe, including significant operations in the UK (where it operates the Nelson, Pierce and Cook fields), Norway, Italy, Brazil and the Gulf of Mexico. As at 31 December, 2001, Enterprise had estimated proven and probable reserves of 1,487 mmboe.

     For the year ended 31 December, 2001, Enterprise reported total operating profit of (pound)660.6 million (2000: (pound)1,096.3 million) and a profit on ordinary activities before taxation of (pound)667.8 million (2000:
     (pound)1,059.3 million). Shareholders' funds as at 31 December, 2001 were (pound)1,243.0 million (31 December, 2000 (as restated): (pound)1,098.1 million).

7.   Information on the Royal Dutch/Shell Group

     Royal Dutch and Shell Transport and Trading derive the whole of their respective incomes, except for the interest income on cash balances or short-term investments, from their interests in the companies known collectively as the Royal Dutch/Shell Group of Companies. This Group grew out of an alliance made in 1907 between Royal Dutch and Shell Transport and Trading by which the two companies agreed to merge their interests on a 60:40 basis while remaining separate and distinct entities. The shares of Royal Dutch and Shell Transport and Trading are between them listed and traded on nine stock exchanges including Amsterdam, London and New York.

     The Royal Dutch/Shell Group of Companies is a diverse group of energy companies with operations in more than 135 countries and employing approximately 90,000 staff. The Group's businesses include oil and gas exploration and production; power generation; manufacturing, marketing and shipping of oil products and chemicals and renewable energy projects including wind and solar power.

     For the year ended 31 December, 2001, the Royal Dutch/Shell Group of Companies reported total operating profit of $20 billion (2000: $24.5 billion) and income before taxation of $19.9 billion (2000: $24 billion). Royal Dutch and Shell Transport and Trading's combined interests in Group net assets as at 31 December, 2001 were $56.2 billion (2000: $57.1 billion).

8.   Directors and employees

     Shell believes that Enterprise Group's employees and assets complement Shell's

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     existing portfolio, whilst recognising that some overlap exists (mainly in the UK). The Board of the Offeror has given assurances to Enterprise that the employment rights of Enterprise Group's employees, including pension entitlements, will be fully safeguarded.

9.   Enterprise Group Share Option Schemes

     The Offer will extend to any Enterprise Shares which are unconditionally allotted or issued while the Offer remains open for acceptance (or during such earlier period as the Offeror may, subject to the City Code, decide), including any Enterprise Shares which are delivered, allotted or issued as a result of the exercise of options granted under the Enterprise Group Share Option Schemes.

     In the event that the Offer becomes or is declared unconditional in all respects, the Offeror will write to participants in the Enterprise Group Share Option Schemes, to inform them of the effect of the Offer on their rights under the Enterprise Group Share Option Schemes and to set out appropriate proposals, including cash cancellation, to be made to the holders of options not exercised prior to that date.

10.  Disclosure of interests in Enterprise

     Neither the Offeror nor any of the Directors of the Offeror nor, so far as the Directors of the Offeror are aware, any party acting in concert with the Offeror, owns or controls any Enterprise Shares or holds any options to purchase Enterprise Shares or has entered into any derivative transaction referenced to securities of Enterprise which remains outstanding. In view of the requirement for confidentiality, the Offeror has not made enquiries at this stage in this respect of certain persons who may be deemed by the City Code to be acting in concert with it for the purposes of the Offer.

11.  Compulsory acquisition, de-listing and cancellation of trading

     If the Offeror receives acceptances under the Offer in respect of, and/or otherwise acquires, an aggregate of 90 per cent. or more of the Enterprise Shares to which the Offer relates, the Offeror intends to exercise its rights pursuant to the provisions of sections 428 to 430F of the Act to compulsorily acquire the remaining Enterprise Shares to which the Offer relates.

     Once the Offer becomes or is declared unconditional in all respects, the Offeror intends to procure the making of an application by Enterprise to the UKLA for the cancellation of the listing of Enterprise Shares on the Official List and to the London Stock Exchange for the cancellation of trading of Enterprise Shares. It is anticipated that such cancellations will take effect no earlier than 20 business days after the date on which the Offer becomes or is declared unconditional in all respects. Such cancellation of listing and trading would significantly reduce the liquidity and marketability of Enterprise shares not assented to the Offer.

12.  General

     The formal Offer Document setting out the details of the Offer will be posted to

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     Enterprise Shareholders and (for information only) to participants in the
     Enterprise Group Share Option Schemes as soon as is practicable. The conditions and certain further terms of the Offer are set out in Appendix I and will be set out in full in the Offer Document and Form of Acceptance.

     The availability of the Offer (including the Loan Note Alternative) to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction. In particular, as described in Appendix I, the Offer will not be made directly or indirectly into the United States, Australia, Canada or Japan. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements. Further details in relation to overseas shareholders will be contained in the Offer Document.

     The sources and bases for certain information contained in this announcement and the definitions of certain expressions used in this announcement are set out in Appendices II and III respectively.

     Save for the disclosure of interests in paragraph 10 above, neither the Offeror nor, so far as the Directors of the Offeror are aware, any person acting in concert with it owns or controls any Enterprise Shares or any securities convertible or exchangeable into Enterprise Shares or any rights to subscribe for or purchase, or options (including traded options) in respect of, or derivatives referenced to, any such shares ("Relevant Enterprise Securities") nor does any such person have any arrangement in relation to Relevant Enterprise Securities. For these purposes, "arrangement" includes any indemnity or option arrangement, any agreement or understanding, formal or informal, of whatever nature, relating to Relevant Enterprise Securities which may be an inducement to deal or refrain from dealing in such securities. In view of the requirement for confidentiality, the Offeror has not made enquiries at this stage in this respect of certain persons who may be deemed by the City Code to be acting in concert with it for the purposes of the Offer.

Enquiries:

     Shell Investor Relations
     London :           Simon Henry                         +44 (0)20 7934 3855
                        Mike Harrop                         +44 (0)20 7934 6287
     The Hague:         Bart van der Steenstraten           +31 (0)70 377 3996

     Shell Media Relations
     London :           Mary Jo Jacobi                      +44 (0)20 7934 5522
                        James Herbert                       +44 (0)20 7934 2713
     The Hague:         Herman Kievits                      +31 (0)70 377 8750

     Schroder Salomon Smith Barney                          +44 (0)20 7986 4000
     (financial adviser and broker to Shell Resources)
     David Challen
     David Wormsley
     Julian Mylchreest

     Corporate Broking:


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     Richard Wyatt
     David James

     Enterprise
     Sam Laidlaw                                            +44 (0)20 7925 4199
     Andrew Shilston                                        +44 (0)20 7925 4476
     Peter Reilly, Head of Investor Relations               +44 (0)20 7925 4229
     Patrick d'Ancona, Head of Public Relations             +44 (0)20 7925 4143

     Rothschild                                             +44 (0)20 7280 5000
     (financial adviser to Enterprise)
     Nicholas Wrigley
     Richard Noble

     Morgan Stanley                                         +44 (0)20 7425 5000
     (financial adviser to Enterprise)
     Piers de Montfort
     Robert Maguire

     Cazenove & Co                                          +44 (0)20 7588 2828
     (broker to Enterprise)
     David Mayhew

     Hoare Govett                                           +44 (0)20 7678 8000
     (broker to Enterprise)
     Peter Meinertzhagen

* The companies in which Royal Dutch and Shell Transport and Trading directly or indirectly own investments are separate and distinct entities but the collective terms "Group", "Shell" and "Royal Dutch/Shell Group of Companies" are sometimes used for convenience in this announcement in contexts where reference is made to the companies of the Royal Dutch/Shell Group in general. These expressions are also used where no useful purpose is served by identifying the particular company or companies.

Salomon Brothers International Limited (trading as Schroder Salomon Smith Barney), which is regulated in the United Kingdom by The Financial Services Authority Limited, is acting exclusively for Shell Resources and no one else in connection with the Offer and will not be responsible to anyone other than Shell Resources for providing the protections afforded to its clients nor for providing advice in relation to the Offer. Salomon Smith Barney is a service mark of Salomon Smith Barney Inc. Schroder is a trademark of Schroders Holdings plc and is used under licence by Salomon Brothers International Limited.

Rothschild, which is regulated in the United Kingdom by The Financial Services Authority Limited, is acting exclusively for Enterprise and no one else in connection with the Offer and will not be responsible to anyone other than Enterprise for providing the protections afforded to its clients or for providing advice in relation to the Offer.

Morgan Stanley, which is regulated in the United Kingdom by The Financial Services Authority Limited, is acting exclusively for Enterprise and no one else in connection with the Offer and will not be responsible to anyone other than Enterprise for providing the protections afforded to its clients or for providing advice in relation to the Offer.

The Offer will not be made, directly or indirectly, in or into or by the use of the mails of or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone or internet) of interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States, or in or into Australia, Canada or Japan. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into or from the United States, Australia, Canada or Japan. Persons receiving

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this announcement (including without limitation custodians, nominees and trustees) must not distribute or send it in, into or from the United States, Australia, Canada or Japan. Doing so may invalidate any purported acceptance.

The Loan Notes to be issued pursuant to the Loan Note Alternative have not been, and will not be, registered under the United States Securities Act of 1933 (as amended) or under any relevant securities laws of any state or other jurisdiction of the United States or the relevant securities laws of Japan, nor have clearances been, nor will they be, obtained from the securities commission or similar authority of any province or territory of Canada and no prospectus has been or will be filed, or registration made, under any securities law of any province or territory of Canada, nor has a prospectus in relation to the Loan Notes been, nor will one be, lodged with or registered by the Australian Securities and Investments Commission nor have any steps been taken, nor will any steps be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan or the Netherlands. Accordingly, unless an exemption under such Act or securities laws is available, Loan Notes may not be offered, sold, re-sold or delivered, directly or indirectly, in, into or from the United States, Australia, Canada, Japan or the Netherlands or any other jurisdiction in which an offer of Loan Notes would constitute (or result in the Offer constituting) a violation of relevant laws or require registration thereof, or to or for the account or benefit of any US Person or resident of Australia, Canada, Japan or the Netherlands.

The availability of the Offer and/or the Loan Note Alternative to Enterprise Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Enterprise Shareholders who are not so resident should inform themselves about and observe such applicable requirements.

The full terms and conditions of the Offer (including details of how the Offer may be accepted) will be set out in the Offer Document and the Form of Acceptance accompanying the Offer Document. Enterprise Shareholders who accept the Offer may only rely on the Offer Document and the Form of Acceptance for all the terms and conditions of the Offer. In deciding whether or not to accept the Offer in respect of their Enterprise Shares, Enterprise Shareholders should rely only on the information contained, and procedures described, in the Offer Document and Form of Acceptance.

Enterprise Shareholders are strongly advised to read the Offer Document when it is available because it will contain important information.

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                                   APPENDIX I

                                   Appendix I

               Conditions and certain further terms of the Offer

The Offer, which will be made by Schroder Salomon Smith Barney on behalf of the Offeror, will comply with the rules and regulations of the Financial Services Authority Limited, the London Stock Exchange and the City Code.

Part A:  Conditions of the Offer

The Offer will be subject to the following conditions:

(a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m. (London time) on the day that is 21 days after the date of the Offer document (or such later time(s) and/or date(s) as the Offeror may, with the consent of the Panel or in accordance with the City Code, decide) in respect of not less than 90 per cent. (or such lower percentage as the Offeror may decide) in nominal value of the Enterprise Shares to which the Offer relates, provided that this condition shall not be satisfied unless members of the Royal Dutch/Shell Group of Companies, Royal Dutch and/or Shell Transport and Trading shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, shares in Enterprise carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at general meetings of Enterprise including for this purpose (to the extent, if any, required by the Panel) any such voting rights attaching to any Enterprise Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise. For the purposes of this condition:

     (i) shares which have been unconditionally allotted but not issued shall be deemed to carry the voting rights they will carry on being entered into the register of members of Enterprise;

     (ii) the expression "Enterprise Shares to which the Offer relates" shall be construed in accordance with sections 428 to 430F of the Act;

(b) insofar as the Offer constitutes a concentration with a Community dimension within the scope of Council Regulation (EEC) 4064/89 (as amended) (the "Regulation"):

     (i) the European Commission indicating, in terms satisfactory to the Offeror (acting reasonably), that it does not intend to initiate proceedings under Article 6(1)(c) of the Regulation in respect of the proposed acquisition of Enterprise (or any part thereof) by the Offeror;

     (ii) in the event that a request under Article 9(2) of the Regulation has been made by a European Union or EFTA Member State other than the United Kingdom, the European Commission indicating, in terms satisfactory to the Offeror (acting reasonably), that it does not intend to refer the proposed acquisition of Enterprise by the Offeror or any aspect of such proposed acquisition, to a

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          competent authority of that Member State in accordance with Article
          9(3) of the Regulation;

    (iii) in the event that a request under Article 9(2) of the Regulation has been made by the United Kingdom and the European Commission has, in accordance with Article 9(3) of the Regulation, referred the whole or part of the proposed acquisition of Enterprise by the Offeror to the United Kingdom for consideration under the Fair Trading Act 1973 (as amended), (I) the Office of Fair Trading in the United Kingdom indicating, in terms satisfactory to the Offeror (acting reasonably), that it is not the intention of the Secretary of State for Trade and Industry to refer the proposed acquisition of Enterprise by the Offeror, or any matter arising therefrom or related thereto, to the Competition Commission or (II) the Secretary of State for Trade and Industry accepting an undertaking or undertakings in terms satisfactory to the Offeror (acting reasonably) pursuant to section 75G of the Fair Trading Act 1973 (as amended) instead of referring the proposed acquisition of Enterprise by the Offeror, or any matter arising therefrom or related thereto, to the Competition Commission; and

     (iv) no indication having been made that a European Union or EFTA Member State may take appropriate measures to protect legitimate interests pursuant to Article 21(3) of the Regulation in relation to the proposed acquisition of Enterprise by the Offeror or any aspect of such acquisition or in the event that any Member State takes such measures, receipt of confirmation from such Member State that the acquisition may proceed, in terms satisfactory to the Offeror;

(c) all necessary filings having been made and all or any appropriate waiting periods under the United States Hart-Scott-Rodino Anti-trust Improvements Act of 1976 (as amended) and the regulations made thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Offer and the proposed acquisition of any shares in, or control of, Enterprise by the Offeror;

(d) except as disclosed to the Offeror or persons on behalf of the Offeror prior to the date hereof, there being no provision of any agreement, arrangement, licence, permit or other material instrument to which any member of the wider Enterprise Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, which in consequence of the Offer or the proposed acquisition of any shares or other securities in Enterprise or because of a change in the control or management of Enterprise or otherwise, is likely to, to an extent which is material in the context of the wider Enterprise Group taken as a whole, result in:

     (i) any moneys borrowed by, or any other indebtedness (actual or contingent) of, or grant available to, any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

     (ii) any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely modified or affected or any obligation or liability arising or any adverse action being taken or arising thereunder;

    (iii) any material assets or interests of any such member being or falling to be disposed of or charged or any right arising under which any such material asset or interest could be required to be disposed of or charged;

     (iv) the creation or enforcement of any mortgage, charge or other security interest over the whole or any material part of the business, property or assets of any such member;

     (v) the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any agreement or arrangements relating to any such interest or business) being terminated or adversely modified or affected;

     (vi) the financial or trading position of any such member being prejudiced or adversely affected;

    (vii) any such member ceasing to be able to carry on business under any name under which it presently does so; or

   (viii) the creation of any liability, actual or contingent, by any such member,

     and, except as disclosed to the Offeror or persons on behalf of the Offeror prior to the date hereof, no event having occurred which, under any provision of any agreement, licence, permit or other instrument or arrangement to which any member of the wider Enterprise Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, is likely to, to an extent which is material in the context of the wider Enterprise Group taken as a whole, result in any of the events or circumstances as are referred to in sub-paragraphs (i) to
     (viii) of this paragraph (d);

(e) without prejudice to paragraph (d) above, the Secretary of State for Trade and Industry not having indicated an intention to revoke or recommend the revocation of any exploration or production licence held by Enterprise on 2 April, 2002 following the implementation of the Offer;

(f) no government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution, body corporate or any other body, entity or person whatsoever in any jurisdiction (each a "Third Party") having decided to take, institute, or implement, or threatened any material action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any material statute, regulation, decision or order, or having taken any other steps which would or might:

     (i) require, prevent or, to an extent that is material in the context of the Offer, delay any material divestiture, or alter the terms envisaged for any proposed material divestiture by any member of the wider Royal Dutch/Shell Group or any member of the wider Enterprise Group of all or any material portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective material assets or properties or a material part thereof;

     (ii) require, prevent or delay the divestiture by any member of the wider Royal Dutch/Shell Group of any shares or other securities in Enterprise that are material in the context of the wider Enterprise Group taken as a whole;

    (iii) impose any material limitation on, or result in a delay in, the ability of any member of the wider Royal Dutch/Shell Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the wider Enterprise Group or the wider Royal Dutch/Shell Group or to exercise management control over any such member that is material in the context of such wider Group taken as a whole;

     (iv) otherwise adversely affect the business, assets, profits of any member of the Royal Dutch/Shell Group or of any member of the Enterprise Group to an extent that is material in the context of such Group taken as a whole;

     (v) make the Offer or its implementation or the acquisition or proposed acquisition by any member of the wider Royal Dutch/Shell Group of any shares or other securities in, or control of Enterprise void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise interfere with the same, or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith to an extent that is material in the context of such wider Group taken as a whole;

     (vi) require any member of the wider Royal Dutch/Shell Group or the wider Enterprise Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the wider Enterprise Group or the wider Royal Dutch/Shell Group owned by any Third Party to an extent that is material in the context of such wider Group taken as a whole; or

    (vii) impose any limitation on the ability of any member of the wider Enterprise Group to integrate its business, or any part of it, with the businesses of any other members of the wider Enterprise Group to an extent that is material in the context of such Group taken as a whole or the wider Royal Dutch/Shell Group to an extent that is material in the context of such wider Group taken as a whole, and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Offer or the acquisition or proposed acquisition of any Enterprise Shares having expired, lapsed or been terminated;

(g) all necessary filings or applications having been made in connection with the Offer and all statutory or regulatory obligations that are material in the context of the Offer in any material jurisdiction having been complied with in connection with the Offer or the acquisition by any member of the wider Royal Dutch/Shell Group of any shares or other securities in, or control of, Enterprise and all material authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals which are necessary or which are reasonably considered to be appropriate by the Offeror or any member of the wider Royal Dutch/Shell Group for or in respect of the Offer or the proposed acquisition of any shares or other securities in, or control of, Enterprise by any member of the wider Royal Dutch/Shell Group having been obtained in terms and in a form satisfactory to the Offeror (acting reasonably) from all appropriate Third Parties or persons with whom any member of the wider Enterprise Group has entered into contractual arrangements that are material in the context of the wider Enterprise Group taken as a whole and all such authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals together with all material authorisations, orders, recognitions, grants, licences, confirmations, clearances, permissions and approvals necessary or appropriate to carry on the business of any member of the wider Enterprise Group remaining in full force and effect and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Offer becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(h) except as publicly announced by a member of the Enterprise Group prior to the date of this announcement, or except as disclosed to the Offeror or persons on behalf of the Offeror prior to the date hereof, no member of the wider Enterprise Group having since 31 December, 2000:

     (i) save for Enterprise Shares issued pursuant to the exercise of options granted under the Enterprise Group Share Option Schemes, issued, authorised or proposed the issue of additional shares of any class;

     (ii) save for the grant of options under the Enterprise Group Share Option Schemes, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities other than to Enterprise or a wholly-owned subsidiary of Enterprise;

    (iii) recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution other than to Enterprise or a wholly-owned subsidiary of Enterprise whether payable in cash or otherwise;

     (iv) merged with or demerged any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any asset or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, such merger, demerger, acquisition, disposal, transfer, mortgage, charge or security interest being material in the context of the wider Enterprise Group taken as a whole;

     (v) made or authorised or proposed or announced an intention to propose any change in its loan capital that is material in the context of the wider Enterprise Group taken as a whole;

     (vi) issued, authorised or proposed the issue of any debentures or save in the ordinary course of business incurred or increased any indebtedness or become subject to any contingent liability and such indebtedness or liability being material in the context of the wider Enterprise Group taken as a whole;

    (vii) purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or save in respect to the matters mentioned in sub-paragraph (i) above made any other change to any part of its share capital;

   (viii) implemented, or authorised or proposed its intention to implement, any material reconstruction, amalgamation, scheme, commitment or other material transaction or arrangement (other than in the ordinary course of business) or entered into or changed the terms of any contract with any director or senior executive;

     (ix) entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, unusually onerous or of an unusual nature or magnitude or which is or could be restrictive on the businesses of any member of the wider Enterprise Group or the wider Royal Dutch/Shell Group or which involves or could involve an obligation of such a nature or magnitude or which is other than in the ordinary course of business in either case which is material in the context of such wider Group taken as a whole;

     (x) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed which is material in the context of the wider Enterprise Group taken as a whole;

     (xi) entered into any contract, transaction or arrangement which would be restrictive on the business of any member of the wider Enterprise Group or the wider Royal Dutch/Shell Group which is material in the context of such wider Group taken as a whole;

    (xii) waived or compromised any claim otherwise than of an immaterial amount in the context of the wider Enterprise Group taken as a whole; or

   (xiii) entered into any contract, commitment, arrangement or agreement or passed any resolution or made any offer (which remains open for acceptance) with respect to or to propose to, effect any of the transactions, matters or events referred to in this condition;

(h) except as publicly announced by Enterprise prior to the date of this announcement, or except as disclosed to the Offeror or persons on behalf of the Offeror prior to the date hereof, since 31 December, 2000:

     (i) no material adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the wider Enterprise Group which is material in the context of the wider Enterprise Group;

     (ii) no material litigation, arbitration proceedings, prosecution or other material legal proceedings to which any member of the wider Enterprise Group is or may become a party (whether as a plaintiff, defendant or otherwise) that is material in the context of the wider Enterprise Group taken as a whole and no investigation by any Third Party against or in respect of any member of the wider Enterprise Group having been instituted, announced or threatened by or against or remaining outstanding in respect of any member of the wider Enterprise Group that is material in the context of the wider Enterprise Group taken as a whole;

    (iii) no contingent or other liability relating to any member of the wider Enterprise Group having arisen or become apparent to the Offeror which can reasonably be expected to be material in the context of the wider Enterprise Group taken as a whole; and

     (iv) no steps having been taken which are likely to result in the withdrawal, cancellation, termination or material modification of any licence held by any member of the wider Enterprise Group that is material in the context of the wider Enterprise Group taken as a whole;

(j) except as disclosed to the Offeror or persons on behalf of the Offeror prior to the date hereof, the Offeror not having discovered:

     (i) that any financial, business or other information concerning the wider Enterprise Group as contained in the information publicly disclosed at any time by or on behalf of any member of the wider Enterprise Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make that information not misleading in any such case to an extent that is material in the context of the wider Enterprise Group taken as a whole and has not been corrected prior to the date hereof; or

     (ii) that any member of the wider Enterprise Group or any partnership, company or other entity in which any member of the wider Enterprise Group has a significant economic interest and which is not a subsidiary undertaking of Enterprise is subject to any liability (contingent or otherwise) which is not adequately disclosed in the annual report and accounts of Enterprise for the year ended 31 December, 2000 and/or the preliminary report for the year ended 31 December, 2001 that is material in the context of the wider Enterprise Group taken as a whole; and

(k) the Offeror not having discovered that, except as disclosed or publicly announced to the Offeror or persons on behalf of the Offeror prior to the date hereof:

     (i) any past or present member of the Enterprise Group has failed to comply with any and/or all applicable legislation or regulation of any jurisdiction with regard to the disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) on the part of any member of the Enterprise Group that is material in the context of the Enterprise Group taken as a whole; or

     (ii) there is, or is likely to be, for that or any other reason whatsoever, any liability that is material in the context of the Enterprise Group taken as a whole (actual or contingent) of any past or present member of the Enterprise Group to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Enterprise Group, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any jurisdiction (other than pursuant to any licence or concession to which such member is a party or is subject or pursuant to any legislation relating to decommissioning or abandonment of infrastructure or which requires the reinstatement of on-shore facilities to the extent that the same has been properly provided for in the accounts of the Enterprise Group).

For the purposes of these conditions the "wider Enterprise Group" means Enterprise and its subsidiary undertakings, associated undertakings and any other undertaking in which Enterprise and/or such undertakings (aggregating their interests) have a significant interest and the "wider Royal Dutch/Shell Group" means Royal Dutch N.V. and The Shell Transport and Trading Company p.l.c. and their subsidiary undertakings, associated undertakings and any other undertaking in which they and/or such undertakings (aggregating their interests) have a significant interest and for these purposes "subsidiary undertaking", "associated undertaking" and "undertaking" have the meanings given by the Act, other than paragraph 20(1)(b) of Schedule 4A to the Act which shall be excluded for this purpose, and "significant interest" means a direct or indirect interest in ten per cent. or more of the equity share capital (as defined in the Act).

The Offeror reserves the right to waive, in whole or in part, all or any of the above conditions, except conditions (a), (b) and (c).

Conditions (d) to (k) (inclusive) must be fulfilled or waived by midnight on the 21st day after the later of the first closing date of the Offer and the date on which condition (a) is fulfilled (or in each such case such later date as the Offeror may, with the consent of the Panel, decide). The Offeror shall be under no obligation to waive or treat as satisfied any of the conditions (d) to (k) (inclusive) by a date earlier than the latest date specified above for the satisfaction thereof, notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

If the Offeror is required by the Panel to make an offer for Enterprise Shares under the provisions of Rule 9 of the City Code, the Offeror may make such alterations to any of the above conditions, as are necessary to comply with the provisions of that Rule.

The Offer will lapse if it is referred to a serious doubts investigation under
Article 6(1)(c) of Council Regulation (EEC) 4064/89 (as amended) or is referred to the Competition Commission following a reference back by the European Commission to a competent authority in the United Kingdom under Article 9 of Council Regulation (EEC) 4064/89 (as amended) before 3.00 p.m. (London time) on the day following the day that is 21 days after the date of the Offer document or the date on which the Offer becomes or is declared unconditional as to acceptances, whichever is the later.

The Offer will be governed by English law and be subject to the jurisdiction of the English courts, to the conditions and further terms set out below and to be set out in the formal Offer Document and related Form of Acceptance.

Part B: Certain further terms of the Offer

The Offer will not be made, directly or indirectly, in or into or by the use of the mails of or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone or internet) of interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States, or in or into Australia, Canada or Japan. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into or from the United States, Australia, Canada or Japan. Persons receiving this announcement (including custodians, nominees and trustees) must not distribute or send it in, into or from the United States, Australia, Canada or Japan. Doing so may invalidate any purported acceptance.

The Loan Notes to be issued pursuant to the Loan Note Alternative have not been, and will not be, registered under the United States Securities Act of 1933 (as amended) or under any relevant securities laws of any state or other jurisdiction of the United States, nor have clearances been, nor will they be, obtained from the securities commission or similar authority of any province or territory of Canada and no prospectus has been or will be filed, or registration made, under any securities law of any province or territory of Canada, nor has a prospectus in relation to the Loan Notes been, nor will one be, lodged with or registered by the Australian Securities and Investments Commission nor have any steps been taken, nor will any steps be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan or the Netherlands. Accordingly, unless an exemption under such Act or securities laws is available, Loan Notes may not be offered, sold, re-sold or delivered, directly or indirectly, in, into or from the United States, Australia, Canada, Japan or the Netherlands or any other jurisdiction in which an offer of Loan Notes would constitute (or result in the Offer constituting) a violation of relevant laws or require registration thereof, or to or for the account or benefit of any US Person or resident of Australia, Canada, Japan or the Netherlands.

The availability of the Offer and/or the Loan Note Alternative to Enterprise Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Enterprise Shareholders who are not so resident should inform themselves about and observe such applicable requirements.

The full terms and conditions of the Offer (including details of how the Offer may be accepted) will be set out in the Offer Document and the Form of Acceptance accompanying the Offer Document. Enterprise Shareholders who accept the Offer may only rely on the Offer Document and the Form of Acceptance for all the terms and conditions of the Offer. In deciding whether or not to accept the Offer in respect of their Enterprise Shares, Enterprise Shareholders should rely only on the information contained, and procedures described, in the Offer Document and Form of Acceptance.

The Enterprise Shares which are the subject of the Offer will be acquired by the Offeror fully paid and free from all liens, equities, charges, encumbrances, rights of pre-emption and other third party rights and together with all rights now or hereafter attaching thereto, including the right to all dividends and other distributions declared, paid or made on or after the date hereof but subject to the terms of the immediately following paragraph.

Enterprise Shareholders on the register at the close of business on 15 February, 2002 will be entitled to receive and retain the final dividend of
5.35 pence per share declared by Enterprise on 5 February, 2002, which is to be paid on 31 May, 2002.

                                  APPENDIX II

                        SOURCES AND BASES OF INFORMATION

1.   General

Unless otherwise stated, (i) financial information relating to Enterprise has been extracted from the relevant published audited Annual Report and Accounts of Enterprise and/or public statements made by Enterprise; and (ii) financial information relating to Royal Dutch N.V., The Shell Transport and Trading Company p.l.c. and the Royal Dutch/Shell Group of Companies has been extracted from the relevant published audited Annual Reports and Financial Statements and/or from the quarterly statements of the Group and/or other public statements made by the Group.

2.   Value of the Offer

The Offer values Enterprise at approximately (pound)3.5 billion, based on the offer price for each Enterprise Share of 725 pence and on 482,636,081 issued and to be issued Enterprise Shares (as provided by Enterprise), and inclusive of net debt as at 31 December, 2001 of (pound)0.8 billion, values the Company at (pound)4.3 billion.

3.   Share prices

The prices of shares on a particular date are derived from the closing middle market prices for those shares from the London Stock Exchange Daily Official List for that date or have been taken from Bloomberg.

                                  APPENDIX III

                                  DEFINITIONS

In this announcement, the following definitions apply, unless the context requires otherwise:

"Act" or the "Companies Act"            the Companies Act 1985, as amended

"Australia"                             the Commonwealth of Australia, its
                                        states, territories or possessions

"Board" or "Directors"                  the Board of Directors of Enterprise or
                                        Shell Resources (as the case may be)

"bbl"                                   barrel

"boe"                                   barrel of oil equivalent

"boepd"                                 barrels of oil equivalent per day

"Canada" Canada, its possessions and territories and all areas subject to its jurisdiction or any political sub-division thereof

"Closing Price"                         the closing middle market price of a
                                        Enterprise Share as derived from SEDOL
                                        or Bloomberg

"City Code"                             the City Code on Takeovers and Mergers

"Enterprise"                            Enterprise Oil plc

"Enterprise Group"                      Enterprise and its subsidiaries

"Enterprise Shareholders"               the holders of Enterprise Shares

"Enterprise Group Share Option
Schemes" the Enterprise Group Employee Profit Sharing Schemes, the Enterprise Group Executive Share Option Schemes, the Enterprise Group Sharesave Schemes and the Enterprise Group Long-term Performance Related Share Schemes or, where the context requires, each of them

"Enterprise Shares"                     the existing unconditionally allotted
                                        or issued and fully paid ordinary
                                        shares of 25 pence each in the capital
                                        of Enterprise and any further such
                                        shares which are unconditionally
                                        allotted or issued prior to the date on
                                        which the Offer closes (or such earlier
                                        date or dates, as the Offeror may,
                                        subject to the City Code, decide)

"Form of Acceptance"                    the form of acceptance, authority and
                                        election to accompany the Offer
                                        Document

"Japan"                                 Japan, its cities, prefectures,
                                        territories and possessions

"LIBOR"                                 London Inter-bank Offered rate

"Loan Notes" the unsecured loan notes to be issued by Shell Resources and guaranteed by The Shell Petroleum Company Limited pursuant to the Loan Note Alternative

"Loan Note Alternative"                 the alternative to be made available
                                        under the Offer whereby Enterprise
                                        Shareholders (other than certain
                                        overseas shareholders) who validly
                                        accept the Offer may elect to receive
                                        Loan Notes instead of all or part of
                                        the cash consideration to which they
                                        will otherwise be entitled under the
                                        basic terms of the Offer

"London Stock Exchange"                 London Stock Exchange plc

"mmboe"                                 million barrels of oil equivalent

"Morgan Stanley"                        Morgan Stanley & Co Limited and/or any
                                        of its affiliates

"the Netherlands"                       the Kingdom of The Netherlands

"Offer" the recommended offer to be made by Schroder Salomon Smith Barney on behalf of Shell Resources to acquire the whole of the issued and to be issued share capital of Enterprise on the terms and subject to the conditions to be set out in the Offer Document and the Form of Acceptance, including, where the context requires, any subsequent revision, extension or variation of such Offer

"Offer Document" the formal document to be sent to Enterprise Shareholders (and, for information only, to participants in the Enterprise Group Share Option Schemes) in connection with and constituting the full terms and conditions of the Offer

"Official List"                         the Official List of the UKLA

"Panel"                                 the Panel on Takeovers and Mergers

"pounds" or "(pound)"                   UK pounds sterling

"Rothschild"                            NM Rothschild and Sons Limited

"Royal Dutch"                           Royal Dutch N.V.

"Shell Resources" or "Offeror"          Shell Resources P.L.C.

"Shell Transport and Trading "          The Shell Transport and Trading
                                        Company p.l.c.

"Group", "Royal Dutch/Shell Group",
"Royal Dutch/Shell Group of
Companies" or "Shell"                   any company which is for the time being
                                        directly or indirectlycontrolled by
                                        Royal Dutch N.V. and The Shell
                                        Transport and Trading Company p.l.c.
                                        (the "Parent Companies") or either of
                                        them (but excluding Royal Dutch N.V.
                                        and The Shell Transport and Trading
                                        Company p.l.c.).


                                        for this purpose:

                                        (i) a company is directly controlled by
                                        the Parent Companies or one of them if
                                        they beneficially hold or it
                                        beneficially holds shares carrying the
                                        majority of votes at a general meeting
                                        of the first mentioned company; and

                                        (ii) a company is indirectly controlled
                                        by the Parent Company or Companies if a
                                        series of companies can be specified
                                        beginning with the Parent Company or
                                        Companies and ending with the
                                        particular company, so related that
                                        each company of the series except
                                        either Parent Company is directly
                                        controlled by one or more of the
                                        preceding companies in the series.

"Schroder Salomon Smith Barney"         Salomon Brothers International Limited,
                                        trading as Schroder Salomon Smith
                                        Barney. Salomon Smith Barney is a
                                        service mark of Salomon Smith Barney
                                        Inc. Schroder is a trademark of
                                        Schroders Holdings plc and is used
                                        under licence by Salomon Brothers
                                        International Limited

"SEDOL"                                 the London Stock Exchange Daily
                                        Official List

"subsidiary","subsidiary undertaking",
"associated undertaking: and
"undertaking"                           shall be construed in accordance with
                                        the Act (but for this purpose ignoring
                                        paragraph 20(i)(b) of Schedule 4A of
                                        the Act)

"UKLA" the UK Listing Authority, being the Financial Services Authority Limited acting in its capacity as the competent authority for the purposes of the Financial Services and Markets Act 2000

"United Kingdom" or "UK"                United Kingdom of Great Britain and
                                        Northern Ireland

"United States", "US" or "USA"          the United States of America, its
                                        territories and possessions, any State
                                        of the United States of America and the
                                        District of Columbia and all other
                                        areas subject to its jurisdiction

"US Person"                             as defined in Regulation S under the
                                        United States Securities Act of 1933

"US dollars" or $"                      United States dollars



All times referred to in this announcement are, unless otherwise expressly stated, London times.